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                                  EXHIBIT 10.2



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                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT by and between Maxim Homes, Inc., an Arizona corporation (the "Company"), and Brian K. Brady ("Executive") is made and entered into as of March 20, 1998, but shall take effect as of January 1, 1998.

                                    RECITALS:

        WHEREAS the Company desires to retain the services of Executive as president of the Company, subject to the terms and conditions hereof; and

        WHEREAS Executive desires to serve as such, subject to the terms and conditions hereof;

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

               1. Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions of this Agreement for a five (5) year period commencing January 1, 1998 (such period, subject to earlier termination or extension as provided herein, being referred to as the "Period of Employment"). Commencing on the date five (5) years after January 1, 1998, and on each annual anniversary of such date (each such date being referred to as a "Renewal Date"), the Period of Employment shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give written notice to Executive or Executive shall give written notice to the Company that the Period of Employment shall not be so extended.

               2. Duties and Services. During the Period of Employment, Executive agrees to serve the Company as President, and to perform such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the "Board of Directors"), in accordance with the terms herein set forth. Additionally, Executive may elect to serve in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, "Affiliates") to which he may be elected or appointed. In performance of his duties, Executive shall be subject to the direction of the Board of Directors. Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full time, energy and skill during regular business hours to the business and affairs of the Company and its Affiliates and to the promotion of their interests. The principal places of performance by Executive of his duties hereunder shall be in Salt Lake City, Utah and Phoenix, Arizona, or at such other location as may be mutually agreed upon by the Company and the Executive, but Executive may be reasonably required to travel outside those areas.

              3.      Compensation.

        (a) Salary, Bonuses and Stock Options. As compensation for his services hereunder, the Company shall pay Executive, during the Period of Employment, annual base salary in the amount of One Hundred Thousand Dollars ($100,000.00), payable in 24 equal installments on the first and sixteenth of each month, or at such other times as may

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                mutually be agreed upon by the Company and Executive. On each anniversary of the date of this Agreement, the annual base salary payable hereunder shall be increased by the amount of any increase during the immediately preceding 12 month period in the United States All Cities Average Consumer Price Index for Urban Wage Earners and Clerical Workers for all items (1982-84=100), published by the Bureau of Labor Statistics of the U.S. Department of Labor. Executive shall be entitled to such bonuses and other benefits as the Board of Directors may periodically award in its discretion. Nothing contained herein shall preclude Executive from participating in the present or future employee benefit plans of the Company or of any Affiliate, including without limitation any employee stock ownership plan, pension plan, profit-sharing plan, savings plan, deferred compensation plan, stock option plan and health-and-accident plan or arrangement, if he meets the eligibility requirements therefor. Without limiting the foregoing, Executive shall be entitled to participate in Saxton Incorporated's incentive stock option plan, with a grant of options for fifteen thousand (15,000) shares of Saxton Stock, vesting equally over five (5) years commencing January 1, 1998, and exerciseable within ten (10) years at an exercise price equal to the market price of Saxton Stock as of close of trading on March 19, 1998.

        (b) Non-Compete Fee. In addition, during each of the five (5) initial years of the Period of Employment, the Company shall pay Executive the sum of Forty Thousand Dollars ($40,000.00) per year, payable in 24 equal installments on the first and sixteenth of each month, or at such other times as may mutually be agreed upon by the Company and Executive. Said sum shall be deemed additional consideration for the non-compete covenants of Executive provided hereinbelow.

        (c) Earn-Out Bonus. In addition, Executive shall be entitled to earn a bonus ("Earn-Out Payments") in each of the years 1998, 1999, 2000, 2001 and 2002, on the terms and conditions provided herein. Each Earn-Out Payment shall be equal to a percentage (the "Applicable Percentage") of, respectively, (i) the Company's net (after tax) income(5) (herein "Company Income"), and (ii) Saxton Incorporated's net (after tax) income(6) from Saxton Incorporated's operations(7) for which the Company is general contractor or project manager (herein "Eligible Saxton Income"(8)), in each case with
----------
5 (as determined in accordance with generally accepted accounting principles, or "GAAP" and with all goodwill amortized over the first twenty years following the Closing)

6       (as determined in accordance with GAAP)

7       (excluding income of the Company)

8 As used herein, Company Income shall be limited to income derived from the construction and sale of single family detached residences with a gross sales price in excess of $135,000.00 (adjusted for cost of living increases from the date hereof) and the sale of developed lots, which are considered the historical product lines of the

                                               [Footnote Continued On Next Page]
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        respect to the applicable calendar year (herein a "Reference Period").
        The Applicable Percentage with respect to Company Income for each Reference Period shall be as follows:


Reference Period:                 1998          1999         2000         2001         2002
-----------------                 ----          ----         ----         ----         ----
Applicable Percentage:             25%          20%           15%          10%          5%

The Applicable Percentage for Eligible Saxton Income for each Reference Period shall be as follows:


Reference Period:                 1998          1999         2000         2001         2002
-----------------                 ----          ----         ----         ----         ----
Applicable Percentage:             10%           8%           6%           4%           4%


Earn-Out Payments shall be calculated and paid as follows:

               A. Company Income and Eligible Saxton Income shall be multiplied by the respective Applicable Percentages indicated above. Fifty percent of the aggregate product shall be paid to Executive in cash. The remaining fifty percent shall be divided by a number equal to the average market price of Saxton Stock as of close of trading on each of the last twenty (20) trading days of the calendar year immediately preceding the applicable Reference Period (except with respect to the Earn-Out Payment for Reference Period 1998, for which said number will be $8.00). Executive shall receive a number of shares of Saxton Stock equal to the result of said division.

               B. Anything to the contrary herein notwithstanding, to the extent the aggregate value of all Earn-Out Payments would result in the issuance of more than 375,000 shares of Saxton Stock, all such excess must be paid only in cash.

               C. The cash portion of each Earn-Out Payment shall be paid in quarterly installments, with the first three installments paid on or about thirty (30) days after close of each

----------
[Footnote Continued From Previous]

        Company. Any and all other income derived from the operations of the Company and/or from Saxton Incorporated shall be deemed Eligible Saxton Income including, but not limited to, income derived from (i) the construction and sale of single family detached residences with a gross sales price less than or equal to $ 135,000.00 (adjusted for cost of living increases from the date hereof), (ii) the construction and sale of attached residences, including but not limited to condominiums, apartments and townhouses, and (iii) the construction and sale of commercial and industrial projects. In some instances, a Maxim product may be constructed on Saxton land, in which event income allocable to the land shall be Eligible Saxton Income and income allocable to the improvements shall be Company Income.

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of the first three calendar quarters, based upon determination of income for such quarter. The stock portion of each Earn-Out Payment shall accrue quarterly but, together with the final installment of the cash portion, shall be issued and paid on or about each March 31 following the close of the applicable Reference Period. Said final installment shall be subject to adjustment as necessary to reconcile the aggregate Earn-Out Payment to which Executive is actually entitled for the applicable Reference Period against any shortage or overage of quarterly installments previously paid to Executive.

               D. Anything to the contrary herein notwithstanding, in the event Executive's employment with the Company is terminated for any reason other than "for good reason" (as such term is defined in Section 4(d) hereof), Executive shall be entitled to no further Earn-Out Payments other than any received by Executive prior to such termination.

                        (i) Federal Securities Laws. Executive represents and warrants that he is acquiring the Saxton Stock be issued pursuant to this employment agreement for investment and not with a view toward any distribution thereof, and Executive understands that such Saxton Stock will not be registered under the Securities Act and Rules and Regulations promulgated thereunder by the SEC.

                        (ii) Restrictions on Transfer. Executive understands, acknowledges and agrees that unless and until the Saxton Stock is registered under the Securities Act, the Saxton Stock will be subject to Rule 144 of the Securities and Exchange Commission, and Executive will not be permitted to sell or otherwise transfer or dispose of any of the Saxton Stock or any interest therein except in accordance with said Rule 144 or any other applicable exemption from registration thereunder. In addition, Executive shall not dispose of any Saxton Stock without first having complied with each of the following conditions, unless Saxton Incorporated waives such conditions in writing:

        (1) Saxton Incorporated shall have received written notice of the proposed sale or transfer, setting forth the circumstances and details thereof;

        (2) Saxton Incorporated shall have received a written opinion from a law firm satisfactory to Saxton Incorporated specifying the nature and circumstances of the proposed sale or transfer and indicating that the proposed sale or transfer will not be in violation of any of the provisions of the Securities Act and the Rules and Regulations promulgated thereunder; and

        (3) Saxton Incorporated shall have received an opinion from its own counsel concurring in the opinion that the proposed sale or transfer will not be in violation of any of the provisions of the Securities Act and the Rules and Regulations promulgated thereunder.

    (d) Fringe Benefits. Executive shall receive employment fringe benefits not less favorable than those made available to the Company's most senior executives. To the extent the value of said fringe benefits is less than $50,000.00 (non-cumulative) in any given year, Executive shall be entitled to an amount equal to the difference in cash.


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    (e)    Expenses. Subject to existing Company policies established from time to time, all travel and other expenses incident to the rendering of services by Executive hereunder shall be paid by the Company. If any such expenses are paid in the first instance by Executive, the Company shall reimburse him therefor on presentation of the appropriate documentation required by the Internal Revenue Code of 1986, as amended, and Treasury Regulations or otherwise required under the Company policy in connection with such expenses.

    (f) Vacation. Executive shall be entitled to paid vacation, to be taken at time or times mutually satisfactory to Executive and the Company, in accordance with the Company's vacation policy in effect from time to time for its most senior executives.

4.      Early Termination.

        (a) Notwithstanding the provisions of Section 1 hereof, Executive may be discharged by the Company for Cause (as defined in Section 4(c) hereof), in which event the Period of Employment hereunder shall cease and terminate and the Company shall have no further obligation or duties under this Agreement, except for obligations accrued under Section 3 at the date of termination. In addition, the Period of Employment hereunder shall cease and terminate upon the earliest to occur of the following events: (i) the death of Executive; or (ii) at the election of the Board of Directors (subject to the Americans With Disabilities
Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days, and the Company shall have no further obligation or duties under this Agreement, except for obligations accrued under Section 3 at the date of termination.

        (b) In the event that (i) Executive is discharged by the Company other than for Cause or other than pursuant to Section 4(a) hereof by reason of physical or mental disability, or (ii) Executive terminates employment with the Company for good reason (as defined in Section 4(d) hereof), Executive shall have no further obligations or duties under this Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 5 hereof if the Company performs its obligations under this Section 4(b). In the event of termination of the Period of Employment pursuant to the preceding sentence, the Company shall, in addition to paying the obligations accrued under Section 3 at the date of termination, pay Executive, with no duty by Executive to mitigate, an amount equal to the entire compensation otherwise payable to him under Sections 3(a) and (b) hereof for the lesser of two years or the remaining Period of Employment (without giving effect to any future available renewals of the term hereof). At the Company's option, said payment may be (x) in the form of a cash severance payment, in which event the amount of said payment shall be discounted to net present value and payable within 30 days of termination, or
(y) in the form of equal installments payable on the first and sixteenth of each month as provided under Sections 3(a) and (b) hereof.

        (c) For purposes of this Agreement, cause ("Cause") shall be deemed to exist only (i) upon Executive's consistent, unexcused refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; provided such duties and

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obligations are consistent with the duties and obligations imposed on Executive by this Agreement and are clearly communicated to Executive or (ii) Executive's conviction of a felony.

        (d) For purposes of this Agreement, the term "for good reason" shall mean (i) the Company's requiring relocation of Executive, without his prior written consent, to a place of employment other than Salt Lake City, Utah, except for travel reasonably required in the performance of Executive's responsibilities; or (ii) the Company's failure to substantially comply with the provisions of Section 3 of this Agreement or other material breach by the Company of this Agreement; provided, however, that prior to termination of this Agreement pursuant to this subsection 4(d), Executive shall have given the Company not less than twenty (20) days prior written notice of the condition upon which such termination is purportedly based, and the Company shall not have cured such condition within said twenty (20) days.

5.      Confidentiality, Non-Competition and Nepotism.

        (a) The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information, proprietary information and trade secrets (collectively, "Confidential Material") relating to the business practices of the Company and its Affiliates. Executive agrees that he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by the Company or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its Affiliates, any Confidential Material acquired by Executive during his employment by the Company, without the prior written consent of the Company. Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof. All programs, ideas, strategies, approaches, practices or inventions created, developed, obtained or conceived of by Executive prior to or during the term thereof, and all business opportunities presented to Executive during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to its business or that of any of its Affiliates. Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

        (b) Executive agrees that during the Period of Employment, and for two
(2) years following the end of such Period of Employment if the termination of employment results from (i) Executive's discharge by the Company for Cause; (ii) Executive's written notice to the Company of his decision not to extend the Period of Employment on any Renewal Date as provided in Section 1 hereof, or
(iii) Executive's decision to terminate this Agreement other than "for good reason" within the meaning of Section 4(d) hereof, he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation (other than an Affiliate), or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with any business or activity engaged in, or known

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

by Executive to be contemplated to be engaged in, by the Company or any of its Affiliates within ninety (90) miles of any location in which the Company, Saxton Incorporated or any Affiliate does business, including but not limited to the greater Salt Lake City, Utah area and the greater Phoenix, Arizona area; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than two percent (2%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market. Executive agrees that during the noncompete period referred to in this
Section 5, neither Executive nor any person or enterprise controlled by Executive will solicit for employment any person employed the Company or any of its Affiliates at, or at any time within three (3) months prior to, the time of the solicitation.

        (c) Executive agrees that during the Period of Employment Executive shall not own or hold any real estate related interest as a partner, member of a limited liability company, shareholder, beneficiary of a trust, or any other form of ownership or economic interest, in or to any real estate related entity, except with respect to Executive's personal residence.

        (d) During the Period of Employment, Executive shall develop and sell the Company's real property known as Corner Creek Cove located at 13100 South Fort Street, Draper, Utah. Executive shall be entitled to receive any and all net profits from the development of Corner Creek Cove and shall indemnify and hold Saxton Incorporated and the Company harmless from any net loss incurred in the development of Corner Creek Cove.

        (e) Executive agrees that during the Period of Employment Executive shall not enter into any transaction on behalf of the Company with any member of Executive's family, without prior approval of the Board of Directors of the Company.

        (f) Executive agrees that the remedy at law for any breach by him of this Section 5 may be inadequate and that the Company shall be entitled to injunctive relief, in addition to any and all other rights and remedies available to the Company.

6.      Miscellaneous.

        (a) Notices. Any notice or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person, by facsimile transmission or mailed by prepaid registered or certified mail, return receipt requested, addressed to the parties as follows:

If to the Company

c/o Saxton Incorporated
5440 West Sahara Avenue
Third Floor
Las Vegas, Nevada 89102
Attention: General Counsel
Facsimile No.: (702) 221-1127


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If to Executive:

Mr. Brian K. Brady
Maxim Homes, Inc.
1325 East Gunn Avenue
Salt Lake City, Utah 84106
Facsimile No: 801-484-4333

or to such other address as the party shall have furnished in writing in accordance with this Section. Such notices or communications shall be effective upon delivery if delivered in person or by facsimile and either upon actual receipt or three days after mailing, whichever is earlier, if delivered by mail.

        (b) Parties In Interest. This Agreement shall be binding upon and inure to the benefit of Executive, and it shall be binding upon and inure to the benefit of the Company and any corporation succeeding to all or substantially all of the business and assets of the Company' by merger, consolidation, purchase of assets or otherwise.

        (c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged

        (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the choice of law or conflicts of laws rules and laws of such jurisdiction.

        (e) Severability. In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein. If a court of competent jurisdiction determines by final judgment that the scope, time period or geographical limitations set forth in Section 5 are too broad to be capable of enforcement, it may modify such covenants and enforce such provisions as to scope, time and geographical area as it deems equitable.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:                                         EXECUTIVE:

MAXIM HOMES, INC.,
an Arizona corporation                                 /s/ Brian K. Brady
                                                 -------------------------------
                                                 BRIAN K. BRADY



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By:           /s/ Brian K. Brady
  ----------------------------------
       Brian K. Brady, President





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                        ADDENDUM TO EMPLOYMENT AGREEMENT

               THIS ADDENDUM is attached to and incorporated in that certain Employment Agreement by and between Maxim Homes, Inc. (the "Company") and Brian
K. Brady ("Executive") dated as of March 20, 1998 (the "Employment Agreement").

               Notwithstanding the provisions of the Employment Agreement, the Company and Executive acknowledge and agree to the following:

               1. On September 24, 1997, Executive entered into an oral agreement with Tonyia Jensen ("Jensen") in which Executive agreed to share equally with Jensen any and all profits derived from the sale of homes constructed on Wood Ranch lots 213 and 223 (the "Lots").

               2. As of the date of this Addendum, homes have not been constructed on the Lots and the profits to be derived from the sale of said homes are uncertain.

               3. Upon the sale each of the Lots and determination of the profits derived therefrom, Company agrees to disburse one half of the net profits to Jensen. Executive agrees to a deduction of an amount equal to the sum(s) disbursed to Jensen from the first installment(s) of Earn-Out Payments following the disbursement(s).

               4. As of the date of this Addendum, Executive has taken an advance on his compensation, as authorized under the terms of the Employment Agreement, in the amount of $35,600.00 (the "Advance"). Executive agrees to repay the Advance through a deduction of the sum of $35,6000.00 from his first installment(s) of Earn-Out Payments.

Except as amended hereby, all other terms and conditions of the Employment Agreement shall remain unchanged.

COMPANY:                                        EXECUTIVE:

MAXIM HOMES, INC.,
an Arizona corporation                                    /s/ Brian K. Brady
                                                --------------------------------
                                                BRIAN K. BRADY

By:         /s/ Brian K. Brady
   -------------------------------
      Brian K. Brady, President



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